Exhibit 99.1

Media Contact:	Analyst Contacts:
Eric Boomhower	Christina Putnam	Susan Wright
(803) 217-7701	(803) 217-7512	(803) 217-4436

SCANA Reports Financial Results for Third Quarter 2014

Cayce, S.C., October 30, 2014... SCANA Corporation (NYSE: SCG) today announced earnings for the third quarter of 2014 of $144 million, or earnings per share of $1.01, compared to $131 million, or earnings per share of 94 cents, for the third quarter of 2013.

For the nine months ended September 30, 2014, SCANA reported earnings of $433 million, or basic earnings per share of $3.06, compared to $368 million, or basic earnings per share of $2.67, for the same period in 2013.

“Electric margins continue to increase as expected due to customer growth and financing cost recovery through the Base Load Review Act,” said Jimmy Addison, Executive Vice President and Chief Financial Officer. “Additionally, abnormal weather contributed $0.07 per share to electric margins in the quarter and $0.23 per share to electric margins year to date.”

FINANCIAL RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

Reported earnings for the third quarter of 2014 at South Carolina Electric & Gas Company (SCE&G), SCANA’s principal subsidiary, were $157 million, or earnings per share of $1.11, compared to $139 million, or earnings per share of $1.00, in the third quarter of 2013. Increases in margins due primarily to weather, a Base Load Review Act rate increase, and customer growth were partially offset by increases in operations and maintenance expenses, and expenses related to our capital program including property taxes and interest expense, as well as share dilution. At September 30, 2014, SCE&G was serving approximately 686,000 electric customers and approximately 332,000 natural gas customers, up 1.3 and 2.5 percent over the previous year.

PSNC Energy

PSNC Energy, the Company’s North Carolina-based retail natural gas distribution subsidiary, reported a seasonal loss of $3 million, or 2 cents per share, compared to a loss of $4 million, or 3 cents per share for the same quarter of 2013. At September 30, 2014, PSNC Energy was serving approximately 507,000 customers, an increase of 2.5 percent over the previous year.

SCANA Energy - Georgia

SCANA Energy, the Company’s retail natural gas marketing business in Georgia, reported a seasonal loss of $3 million, or 2 cents per share, in the third quarter 2014, compared to a loss of $4 million, or 3 cents per share in the third quarter of 2013.

Corporate and Other, Net

SCANA’s corporate and other businesses, which include Carolina Gas Transmission, SCANA Communications, SCANA Energy Marketing and the holding company, reported a loss of $7 million, or 6 cents per share for the third quarter of 2014, compared to flat earnings for the third quarter of 2013. This change is primarily the result of lower margins in the Energy Marketing business and higher interest expense at the holding company.

CONFERENCE CALL NOTICE

SCANA will host its quarterly conference call for security analysts at 1:00 p.m. ET on Thursday, October 30, 2014. The call-in numbers for the conference call are 1-888-347-3258 (US), 1-855-669-9657 (Canada) and 1-412-902-4279 (International). Participants should call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available through November 13, 2014. The telephone replay numbers are 1-877-344-7529 (US), 1-855-669-9658 (Canada), and 1-412-317-0088 (International). The passcode for the telephone replay is 10053367.

All interested persons, including investors, media and the general public, may listen to a live webcast and access related presentation materials of the conference call at the Company’s website at www.scana.com. Participants should go to the website at least 5 to 10 minutes prior to the call start time and follow the instructions. A replay of the conference call will also be available on the website through November 13, 2014.

PROFILE

SCANA Corporation, headquartered in Cayce, S.C., is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The Company serves approximately 686,000 electric customers in South Carolina and approximately 1.3 million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company’s website at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated construction and other expenditures. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “forecasts,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; (2) regulatory actions, particularly changes in rate regulation, regulations governing electric grid reliability and pipeline integrity, environmental regulations, and actions affecting the construction of new nuclear units; (3) current and future litigation; (4) changes in the economy, especially in areas served by subsidiaries of SCANA; (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial markets; (6) the impact of conservation and demand side management efforts and/or technological advances on customer usage; (7) the loss of sales to distributed generation, such as solar photovoltaic systems; (8) growth opportunities for SCANA’s regulated and diversified subsidiaries; (9) the results of short- and long-term financing efforts, including prospects for obtaining access to capital markets and other sources of liquidity; (10) the effects of weather, especially in areas where the generation and transmission facilities of SCANA and its subsidiaries (the Company) are located and in areas served by SCANA's subsidiaries; (11) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (12) payment and performance by counterparties and customers as contracted and when due; (13) the results of efforts to license, site, construct and finance facilities for electric generation and transmission; (14) maintaining creditworthy joint owners for SCE&G’s new nuclear generation project; (15) the ability of suppliers, both domestic and international, to timely provide the labor, secure processes, components, parts, tools, equipment and other supplies needed, at agreed upon prices, for our construction program, operations and maintenance; (16) the results of efforts to ensure the physical and cyber security of key assets and processes; (17) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (18) the availability of skilled and experienced human resources to properly manage, operate, and grow the Company’s businesses; (19) labor disputes; (20) performance of SCANA’s pension plan assets; (21) changes in taxes and tax credits, including production tax credits for the new nuclear units; (22) inflation or deflation; (23) compliance with regulations; (24) natural disasters and man-made mishaps that directly affect our operations or the regulations governing them; and (25) the other risks and uncertainties described from time to time in the periodic reports filed by SCANA or SCE&G with the United States Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

FINANCIAL AND OPERATING INFORMATION

Condensed Consolidated Statements of Income
(Millions, except per share amounts) (Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Operating Revenues:
Electric(1)	$739	$704	$2,027	$1,898
Gas-Regulated	132	128	740	667
Gas-Nonregulated	250	219	969	813
Total Operating Revenues	1,121	1,051	3,736	3,378

Operating Expenses:
Fuel Used in Electric Generation	212	196	636	570
Purchased Power	13	19	54	35
Gas Purchased for Resale	304	265	1,291	1,076
Other Operation and Maintenance(1)	169	167	523	513
Depreciation and Amortization	96	95	286	282
Other Taxes	58	54	174	164
Total Operating Expenses	852	796	2,964	2,640

Operating Income	269	255	772	738

Other Income (Expense)
Other Income(1)	18	10	103	36
Other Expense	(12)	(10)	(39)	(32)
Interest Charges, Net	(79)	(74)	(231)	(223)
Allowance for Equity Funds Used During Construction	11	9	26	19
Total Other Expense	(62)	(65)	(141)	(200)

Income Before Income Tax Expense	207	190	631	538
Income Tax Expense	63	59	198	170

Net Income	144	131	433	368

Basic Earnings Per Share of Common Stock	$1.01	$0.94	$3.06	$2.67
Diluted Earnings Per Share of Common Stock(2)	$1.01	$0.94	$3.06	$2.66
Weighted Average Shares Outstanding (Millions):
Basic	142.1	140.1	141.6	138.0
Diluted(2)	142.1	140.1	141.6	138.6
Dividends Declared Per Share of Common Stock	$0.5250	$0.5075	$1.5750	$1.5225

Note (1): During the third quarter of 2014, pursuant to Orders of the Public Service Commission of South Carolina, SCE&G’s electric revenues were adjusted downward $4 million, all of which relates to SCE&G’s demand side management program.  Under those Orders, the Company concurrently recognized, within other income, $4 million of gains realized upon the late 2013 settlement of certain interest rate derivative contracts which were previously recorded as regulatory liabilities.  For the nine months ended September 30, 2014, SCE&G’s electric revenues were adjusted downward $65 million, $46 million of which is related to fuel cost recovery and $19 million of which relates to SCE&G’s demand side management program.  The Company concurrently recognized, within other income, $60 million of gains realized upon the late 2013 settlement of certain interest rate derivative contracts which were previously recorded as regulatory liabilities, and applied, as an offset to operation and maintenance expense, $5 million of its storm damage reserve, also previously recorded as a regulatory liability.  These adjustments had no impact on net income for the quarter or the year to date period.

Note (2): In March 2013, SCANA settled an equity forward sales agreement through the issuance of 6.6 million shares of common stock. Diluted earnings per share reflects the Company’s use of the treasury stock method during periods in which the forward sales agreement was outstanding and the average market price of SCANA’s common stock was above the per share adjusted forward sales price.

Earnings per Share by Company:
(Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
SC Electric & Gas	$1.11	$1.00	$2.70	$2.31
PSNC Energy	(0.02)	(0.03)	0.23	0.21
SCANA Energy-Georgia	(0.02)	(0.03)	0.11	0.11
Corporate and Other	(0.06)	0.00	0.02	0.04
Basic Earnings per Share	$1.01	$0.94	$3.06	$2.67
Diluted Earnings per Share(2)	$1.01	$0.94	$3.06	$2.66

Variances in Earnings per Share:
(Unaudited)
	Quarter Ended	Nine Months Ended
	September 30,	September 30,
2013 Basic Earnings per Share	$0.94	$2.67

Variances:
Electric Margin and Other Income(1)	0.15	0.52
Natural Gas Margin	(0.02)	0.06
Operation and Maintenance Expense(1)	(0.01)	(0.04)
Interest Expense (Net of AFUDC)	(0.01)	-
Depreciation	(0.01)	(0.02)
Property Taxes	(0.02)	(0.05)
Dilution	(0.01)	(0.08)
Variances in Earnings per Share	0.07	0.39

2014 Basic Earnings per Share	$1.01	$3.06